EXHIBIT 99.1

4Q21 Earnings Considerations

To give perspective regarding market and planned factors affecting 4Q 2021 results, we are providing the following summary of factors management believes will impact 4Q 2021 results relative to 3Q 2021 results. These factors are generally limited to market dynamics, seasonal patterns, and planned activities. This list is not meant to be a comprehensive list of all changes between 3Q 2021 results and 4Q 2021 results or to provide an estimate of 4Q 2021 results for the Corporation. Further, this list may not account for all adjustments and charges required to fully reflect the changes in industry conditions.

$ billions	Upstream	Downstream	Chemical	Corp & Fin	Total
3Q21 earnings / (loss), U.S. GAAP	4.0	1.3	2.1	(0.6)	6.8

3Q21 identified items
Severance				(0.0)	(0.0)

3Q21 earnings / (loss) excluding identified items	4.0	1.3	2.1	(0.6)	6.8

Estimated effects of market factors impacting 4Q21 results
Change in liquids prices	0.4 - 0.8
Change in gas prices	0.7 - 1.1
Change in Downstream refining margins		(0.2) - 0.0
Change in Chemical margins			(0.8) - (0.6)
Change in unsettled derivatives (mark-to-market)	0.3 - 0.7	0.2 - 0.4

Estimated effects of seasonal and planned factors impacting 4Q21 results
Change in scheduled maintenance	(0.2) - 0.0	(0.1) - 0.1	(0.1) - 0.1
Seasonal gas demand	0.2 - 0.6

Identified Items
Announced divestments	0.3 - 0.5		0.5 - 0.7
Contractual provisions	(0.4) - (0.2)
Estimated impact of impairments (non-cash)	(0.8) - (0.5)

Additional Information
Estimated effects of LIFO inventory accumulations and drawdowns¹		(0.3) - (0.1)	(0.1) - 0.1
¹ Driven by estimated operational changes in the Corporation's year-end inventory levels, valued using the last-in-first-out (LIFO) method; not an identified item

This information is only intended to provide additional information regarding current estimates of certain limited market and planned factors management believes will likely affect results for 4Q 2021 relative to 3Q 2021 to assist investors, analysts and others in formulating their own estimates. It is not intended to be a comprehensive presentation of all factors that will affect the Corporation’s sequential results or to provide an estimate of the Corporation’s 4Q 2021 results. Actual results and the impact of factors identified here may vary depending on the impact of other factors not identified here and are subject to finalization of the Corporation’s financial reporting process for 4Q 2021. Further, this list may not account for all adjustments and charges required to fully reflect the changes in industry conditions.

Outlooks, estimates, projections and other statements of future financial impacts of certain factors as provided in this publication are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Actual future impacts of these certain factors for 4Q 2021 may vary from our estimates for a number of reasons, including additional unidentified factors related to: sales volume and sales mix numbers; supply and demand imbalances; regional pricing differentials and refining and chemical margins; resolution of trading and derivative positions for the quarter; price impacts and the broader government responses to public health events; supply chain disruptions; planned cash and operating expense reductions; total capital expenditures and mix; maintenance costs and incidents; production shut-ins and mix; financing costs; the resolution of any contingencies and uncertain tax positions; environmental expenditures; impact of fiscal, contractual, and commercial terms applicable to the quarter; the outcome of commercial negotiations related to the quarter; the timing and regulatory approval of any acquisitions or divestments; the pace of economic recovery and regional differences for product demand; changes in consumer behavior; acts of terrorism or civil unrest; changes in regulatory policies and any associated liabilities; changes in asset valuation or estimates of fair value as of a certain date; updates or corrections of any estimate used herein; and other market conditions in the oil, natural gas, petroleum, and petrochemical industries. Furthermore, additional factors may exist that will be relevant to 4Q 2021 results that are not currently known or fully understood, including our participation in joint ventures or developments operated by third parties and other factors cited in Item 1A. Risk Factors of our most recent Annual and Quarterly Reports available on the Investors page of our website at www.exxonmobil.com. All forward-looking statements and the assumptions in this publication speak only as of the date hereof. We do not assume or undertake any obligation to update these forward-looking statements or assumptions as of any future date. Any future update or expansion of the forward-looking statements in this publication will be provided only through a public disclosure indicating that fact.

Earnings / (loss) excluding identified items is defined as earnings / (loss) excluding individually significant non-operational events with an absolute corporate total earnings impact of at least $250 million in a given quarter. The earnings impact of an identified item for an individual segment may be less than $250 million when the item impacts several periods or several segments. We believe it is useful for investors to consider these figures in comparing the underlying performance of our business across periods when one or both periods include identified items.

In accordance with Regulation FD, we are hereby providing notice that the company currently intends to furnish its fourth quarter 2021 financial results both (1) by posting them on our website at www.exxonmobil.com and (2) in a filing on Form 8-K in the Securities and Exchange Commission EDGAR system, each by 6:30 a.m. CT Tuesday, February 1, 2022. In the event that the EDGAR system experiences technical difficulties or the company is unable to successfully complete its 8-K filing at the intended time, investors and the public should look for this information at that time on our website. In case of a failed filing, the company intends to furnish the information on EDGAR as soon as possible after 6:30 a.m. CT Tuesday, February 1, 2022.

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